UNITED STATES

SECURITIES AND EXCHANGE

COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ENTRADA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

Not applicable.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ENTRADA THERAPEUTICS, INC.

One Design Center Place

Suite 17-500

Boston, MA 02210

SUPPLEMENT

TO THE PROXY STATEMENT FOR

THE 2026 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 10, 2026, at 9:30 a.m. Eastern Time

The date of this Supplement is April 29, 2026

This supplement (the “Supplement”) amends and supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) that was filed by Entrada Therapeutics, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on April 24, 2026, in connection with the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 10, 2026 at 9:30 a.m. Eastern Time.

The purpose of this Supplement is to correct the votes required to approve Proposal Nos. 3 and 4 in the Proxy Statement. The Company notes that the votes required to approve these proposals were properly disclosed under the heading “How is the vote counted?” in the “General Information” section of the Proxy Statement, but were incorrectly stated under the heading “Vote Required and Board of Directors’ Recommendation” in the “Proposal No. 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm,” “Proposal No. 3 — to Approve the Amendment No. 1 to the Company’s 2021 Stock Option and Incentive Plan” and “Proposal No. 4 — to Approve the Amendment No. 1 to the Company’s 2021 Employee Stock Purchase Plan” sections of the Proxy Statement.

The corrections to the existing disclosures in the Proxy Statement are set forth below. Capitalized terms used but not defined in this Supplement have the meanings ascribed to them in the Proxy Statement. Other than as set forth below, no changes have been made to the Proxy Statement, and it continues to be in full force and effect as originally filed with the SEC. The Company continues to seek the vote of Company stockholders on each of the proposals to be voted on at the Annual Meeting as recommended by the Company’s board of directors in the original filing.

From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as amended and supplemented by this Supplement. This Supplement should be read in conjunction with the Proxy Statement and the other proxy materials previously made available to stockholders in connection with the Annual Meeting. To the extent that the information set forth herein differs from or updates information contained in the Proxy Statement, the information set forth herein shall supersede or supplement the information in the Proxy Statement.

Revisions to the Proxy Statement

The “Vote Required and Board of Directors’ Recommendation” section of Proposal No. 2 on page 19 of the Proxy Statement is amended and restated in its entirety to read as follows (corrections and clarifications are marked, with new text underlined, and deleted text stricken through):

“Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes properly cast FOR and AGAINST Proposal No. 2 is required to ratify the appointment of our independent public accountant. Abstentions will have no effect on the results of this vote. If your shares are held in “street name” by a broker, bank or other nominee, your broker, bank or other nominee has authority to vote your unvoted shares held by the firm on this proposal. If your broker, bank or other nominee does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

The board of directors recommends voting “FOR” Proposal No. 2 to ratify the appointment of Ernst & Young LLP as Entrada’s independent registered public accounting firm for the fiscal year ending December 31, 2026.”

The “Vote Required and Board of Directors’ Recommendation” section of Proposal No. 3 on pages 27 to 28 of the Proxy Statement is amended and restated in its entirety to read as follows (corrections and clarifications are marked, with new text underlined, and deleted text stricken through):

“Vote Required and Board of Directors’ Recommendation

For Proposal No. 3, the affirmative vote of ~~holders of a majority of the shares outstanding and entitled to vote as of the record date~~a majority of the votes properly cast FOR and AGAINST Proposal No. 3 is required to approve the Amendment No. 1 to the 2021 Plan. Abstentions and broker non-votes will have no effect on the approval of the Amendment No. 1 to the 2021 Plan.

The board of directors recommends voting “FOR” Proposal No. 3 to approve the Amendment No. 1 to the Company’s 2021 Stock Option and Incentive Plan.”

The “Vote Required and Board of Directors’ Recommendation” section of Proposal No. 4 on page 33 of the Proxy Statement is amended and restated in its entirety to read as follows (corrections and clarifications are marked, with new text underlined, and deleted text stricken through):

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“Vote Required and Board of Directors’ Recommendation

For Proposal No. 4, the affirmative vote of ~~holders of a majority of the shares outstanding and entitled to vote as of the record date~~a majority of the votes properly cast FOR and AGAINST Proposal No. 4 is required to approve the Amendment No. 1 to the ESPP. Abstentions and broker non-votes will have no effect on the approval of the Amendment No. 1 to the ESPP.

The board of directors recommends voting “FOR” Proposal No. 4 to approve the Amendment No. 1 to the Company’s 2021 Employee Stock Purchase Plan.”

Additional Information

Your vote is important regardless of the number of shares you own. If you attend the Annual Meeting online, you may vote your shares during the Annual Meeting virtually via the Internet even if you previously voted your proxy. If you have already submitted a proxy and voted your shares and you do not wish to change your vote, you do not need to take any further action.

If you have voted your shares and wish to revoke your vote, if you are a stockholder of record as of April 13, 2026, the record date for the Annual Meeting, you may revoke your proxy by (i) following the instructions on the Notice and submitting a new vote by Internet, telephone or mail using the procedures described in the “How do I vote?” section above before the applicable deadline, (ii) attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not in and of itself revoke a proxy), or (iii) by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Corporate Secretary. Any written notice of revocation or subsequent proxy card must be received by our Corporate Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Corporate Secretary or sent to our principal executive offices at Entrada Therapeutics, Inc., One Design Center Place, Suite 17-500, Boston, MA 02210, Attention: Corporate Secretary. If a broker, bank, or other nominee holds your shares, you must contact such broker, bank, or nominee in order to find out how to change your vote.

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